UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005

THE HOUSTON EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Louisiana Street, Suite 2000
Houston, Texas	77002-5215
(Address of principal executive offices)	(Zip Code)

(713) 830-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former names or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements
Item 1.02. Termination of Material Definitive Agreements
Item 5.02. Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Amended Employment Agreement - William G. Hargett
Form of Amended Employment Agreement
Employment Agreement - Joanne C. Hresko

Item 1.01. Entry into Material Definitive Agreements.

Effective February 8, 2005, we entered into amended and restated employment agreements with William G. Hargett, our President and Chief Executive Officer, Steven L. Mueller, our Executive Vice President and Chief Operating Officer, John H. Karnes, our Senior Vice President and Chief Financial Officer, James F. Westmoreland, our Vice President and Chief Accounting Officer, and Roger B. Rice, our Senior Vice President-Administration. We also entered into a new employment agreement with Joanne C. Hresko, our Vice President and General Manager-Onshore Division. Under these agreements, these individuals will receive annual base salaries of $500,000 for Mr. Hargett, $300,000 for Mr. Mueller, $295,000 for Mr. Karnes, $246,000 for Mr. Westmoreland, $240,000 for Mr. Rice, and $215,000 for Ms. Hresko, subject in each case to annual review by the Compensation and Management Development Committee of our Board of Directors. Each of these executives also is entitled to an annual incentive bonus equal to 70% of base salary in the case of Mr. Hargett and 55% of base salary in the case of the other executives. Payment of the bonus is based on achievement of performance goals established each year by our Compensation and Management Development Committee. The agreements also provide each executive with an automobile allowance of $700 per month and reimbursement of certain business expenses.

Each agreement is for a term of three years, with automatic one-year extensions thereafter unless we or the executive provide notice of termination at least 90 days prior to the end of the applicable term.

By entering into the amended and restated employment agreements and terminating their prior employment agreements with us, Messrs. Hargett, Mueller, Karnes, Westmoreland and Rice are foregoing certain rights, including the right to receive severance following a change of control of the Company whether or not “good reason” exists and the right to guaranteed annual stock option grants and incentive compensation bonuses, which will now be subject to the discretion of our Compensation and Management Development Committee. In addition to these rights, Mr. Hargett also is foregoing the right to receive a transaction bonus of up to $7.5 million upon the occurrence of certain corporate transactions involving the Company, and all of the executives are agreeing to somewhat broader non-competition provisions under the amended and restated agreements. In consideration of their entering into the amended and restated agreements and foregoing such rights, we have agreed to pay to each of these executives cash and/or restricted stock as follows: for Mr. Hargett, $4,220,043 in cash; for Mr. Mueller, $353,866 in cash and 6,553 shares of restricted stock; for Mr. Karnes, 12,892 shares of restricted stock; for Mr. Westmoreland, $291,300 in cash and 5,394 shares of restricted stock; and for Mr. Rice, $284,349 in cash and 5,266 shares of restricted stock. The restricted stock will vest over a period of five years in accordance with the terms of our 2004 Long-Term Incentive Compensation Plan.

All of the new agreements provide that if we terminate the executive without “cause” (as defined in the employment agreement), or if the executive terminates his or her employment with us for “good reason” (as defined in the agreement, which includes the occurrence of certain events following a change in control of the Company), we are obligated to pay the executive a lump-sum severance payment equal to 2.99 times his or her then current annual rate of total compensation, and to continue certain welfare benefits. “Total compensation” is defined in the agreements to include salary, targeted bonus (calculated as though the applicable performance goals had been met) and car allowance. Based on their current compensation levels, if this occurred, Mr. Hargett would receive approximately $2.6 million; Mr. Mueller and Mr. Karnes each would receive approximately $1.4 million; Mr. Westmoreland would receive approximately $1.2 million; Mr. Rice would receive approximately $1.1 million; and Ms. Hresko would receive approximately $1.0 million.

The agreements further provide that if any payments made to the executives, whether or not under the agreement, would result in an excise tax being imposed on the executives under Section 4999 of the Internal Revenue Code, we will make each of the executives “whole” on a net after-tax basis.

We may terminate any employment agreement for cause or upon the death or disability of the executive without financial obligation (other than payment of any accrued obligations). Each executive may terminate his or her employment agreement at any time for any reason upon at least 30 days’ prior written notice. In the event the executive is terminated by us without cause or upon death or disability, or if the executive terminates his or her employment with us for good reason, any unvested shares of restricted stock, unvested options or similar deferred compensation automatically will vest and any other conditions to such awards shall be deemed satisfied.

Copies of the new employment agreements are attached as exhibits hereto and incorporated by reference herein.

Item 1.02. Termination of Material Definitive Agreements.

Effective February 8, 2005, we have terminated our existing employment agreements with each of Messrs. Hargett, Mueller, Karnes, Westmoreland and Rice by entering into the amended and restated employment agreements described in Item 1.01 above.

During the first quarter of 2005, we expect to incur additional general and administrative expense of approximately $5.1 million as a result of our terminating the prior employment agreements for certain executive officers, as discussed in Item 1.01 above.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

As previously announced, our Board of Directors appointed Thomas A. McKeever to serve as a director of our company effective February 1, 2005. Mr. McKeever will stand for election at our 2005 annual meeting of stockholders, which will be held on April 26, 2005. It is expected that Mr. McKeever will serve on our Compensation and Management Development Committee, effective as of the date of our 2005 annual meeting.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amended and Restated Employment Agreement with William G. Hargett

10.2	Form of Amended and Restated Employment Agreement with each of Steven L. Mueller, John H. Karnes, James F. Westmoreland and Roger B. Rice

10.3	Employment Agreement with Joanne C. Hresko

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2005	THE HOUSTON EXPLORATION COMPANY

	By:	/s/ James F. Westmoreland

James F. Westmoreland
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with William G. Hargett

10.2	Form of Amended and Restated Employment Agreement with each of Steven L. Mueller, John H. Karnes, James F. Westmoreland and Roger B. Rice.

10.3	Employment Agreement with Joanne C. Hresko